EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-139684, 333-130416 and 333-121852; and Form S-8 Nos. 333-139816, 333-128927 and 333-112532 pertaining to the Amended and Restated 2003 Equity Incentive Plan, the Amended and Restated 2004 Equity Incentive Plan (Fundware), the Kintera, Inc. 2000 Stock Option Plan, the 2003 Equity Incentive Plan and the 2003 Employee Stock Purchase Plan) of Kintera, Inc. of our report dated March 26, 2007, with respect to the consolidated financial statements and schedule of Kintera, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

San Diego, California

March 26, 2007